CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement Form SB-2 of our report dated September 30, 2005, relating to the financial statements of New Inverness Explorations, Inc. as of July 31, 2005, and the year then ended, and the reference to our firm as experts in the Registration Statement.

/s/ Stark Winter Schenkein & Co., LLP

Stark Winter Schenkein & Co., LLP
Certified Public Accountants

November 17, 2005
Denver, Colorado